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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Pacific Telecom, Inc. and its subsidiaries on Form S-3 of our report dated February 15, 1996 (March 9, 1995 as to the definitive merger agreement discussed in Note 2), which included an explanatory paragraph relating to a change in the method of accounting for other postretirement benefits in the year ended December 31, 1993, appearing in the Annual Report on Form 10-K of Pacific Telecom, Inc. for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





DELOITTE & TOUCHE LLP

January 10, 1996